Exhibit 99.1

The transactions pursuant to the share exchange described in this document involve securities of a Japanese company. The share exchange is subject to disclosure requirements of Japan that are different from those of the United States. Financial information included in this document, if any, was excerpted from financial statements prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuer is located in Japan and some or all of its officers and directors reside outside of the United States. You may not be able to sue a Japanese company or its officers or directors in a Japanese court for violations of the U.S. securities laws. It may be difficult to compel a Japanese company and its affiliates to subject themselves to a U.S. court’s judgment. You should be aware that the issuer may purchase securities otherwise than under the share exchange, such as in the open market or through privately negotiated purchases.

This document has been translated from the Japanese-language original for reference purposes only. In the event of any conflict or discrepancy between this document and the Japanese-language original, the Japanese-language original shall prevail in all respects.

January 20, 2026

To Shareholders:

Company name:	RIGHT ON Co., Ltd.
Representative:	Representative Director, President Executive Officer	Isaku Omine
(Securities code: 7445, Tokyo Stock Exchange (Standard Market))
Inquiries:	Executive Officer, General Manager of the Administration Department	Yu Kimoto
(Telephone: +81-3-6876-1110)

Notice of Partial Corrections to Matters Subject to Electronic Provision Measures in the Convocation Notice

As there were certain matters in the Company’s “Notice of the Extraordinary General Meeting of Shareholders” that required correction, the Company hereby makes the following corrections by posting this notice on this website.

Details of the corrections and the corrected content (the corrected portions are underlined)

1.	Page 20 of the “Notice of the Extraordinary General Meeting of Shareholders”

3.	Outline of the details of the items provided in Article 184, Paragraph 1 of the Regulations for Enforcement of the Companies Act

(4)	Items related to financial statements, etc.

III.

Details of any material disposition of assets, material incurrence of liabilities, or other events that have a material impact on the status of corporate assets of World and the Company occurring after the last day of the most recent fiscal year

(i)	The Company

(Before Correction)

A	(Text omitted)

B	Borrowing of funds (refinancing) and early repayment of borrowings

At the Board of Directors meeting held on November 14, 2025, the Company resolved to implement, effective December 1, 2025, (a) the borrowing of funds (refinancing) from World and (b) the early repayment of its borrowings against DAYS Partner No.1.

(After Correction)

A	(Text omitted)

B	Refinancing of borrowings and early repayment of borrowings

At the Board of Directors meeting held on November 14, 2025, the Company resolved to implement the refinancing of funds and the early repayment of borrowings, which were carried out effective December 1, 2025. As a result, the Company became a consolidated subsidiary of World as of December 1, 2025. The details of such refinancing are as follows:

(1) Lender	World

(2) Loan amount	JPY 1,000 million

(3) Interest rate	Three-month TIBOR plus 1.25%

(4) Loan term	From December 1, 2025 to February 25, 2027

(5) Repayment	Lump-sum repayment at maturity

(6) Security	None

(7) Guarantee	None

(8) Default interest	14.5% per annum

The details of the borrowings subject to such early repayment are as follows:

(1) Lender	DAYS Partner No.1 Investment Limited Partnership

(2) Loan amount	JPY 1,000 million

(3) Interest rate	5.00% per annum

(4) Loan term	From March 31, 2025 to December 30, 2025

(5) Repayment	Lump-sum repayment at maturity

(6) Security	None

(7) Guarantee	None
(8) Default interest	14.5% per annum

2.	Page 24 of the “Notice of the Extraordinary General Meeting of Shareholders”

3.	Outline of the details of the items provided in Article 184, Paragraph 1 of the Regulations for Enforcement of the Companies Act

(4)	Items related to financial statements, etc.

III.

Details of any material disposition of assets, material incurrence of liabilities, or other events that have a material impact on the status of corporate assets of World and the Company occurring after the last day of the most recent fiscal year

(ii)	World

(Before Correction)

A	through K (text omitted)

(After Correction)

A	through K (text omitted)

L	Sale of fixed assets

At the Board of Directors meeting held on January 7, 2026, World resolved to sell the land and building of its Kobe head office (the portion owned by World), effective as of the end of February 2026. An outline of the sale is as described below, and World expects to record a loss on disposal of fixed assets of approximately JPY 1.8 billion in connection with the sale of the land and building.

Location	6-8-1 Minatojima-nakamachi, Chuo-ku, Kobe

Land	Area: 8,295.63 m²

Building	27-story building with 1 basement floor; total floor area: 34,847.64 m²

Purchaser	Not disclosed (at the request of the purchaser)

Sale price	Not disclosed (at the request of the purchaser)